Exhibit (h)(22)

FEE WAIVER AGREEMENT

This FEE WAIVER AGREEMENT is dated as of January 12, 2015, by and between SUNAMERICA ASSET MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser” or “SunAmerica”), and ANCHOR SERIES TRUST, a Massachusetts business trust (the “Trust”).

WITNESSETH:

WHEREAS, the Adviser and the Trust are parties to that certain Investment Advisory and Management Agreement, dated January 1, 1999 (as amended, restated or otherwise modified from time to time, the “Advisory Agreement”), pursuant to which the Adviser serves as the investment adviser to the Multi-Asset Portfolio (the “Portfolio”), a series of the Trust; and

WHEREAS, the Trust, on behalf of the Portfolio, pays the Adviser as compensation for services provided to the Portfolio, a management fee at the annual rates set forth in the Advisory Agreement (the “Management Fee”); and

WHEREAS, the Board of Trustees (the “Board”) of the Trust approved a change in the name of the Multi-Asset Portfolio to the “SA BlackRock Multi-Asset Income Portfolio,” and certain corresponding changes to the Portfolio’s principal investment strategy and techniques (the “Portfolio Changes”), at an in-person meeting of the Board held on September 30, 2014 (the “Board Meeting”); and

WHEREAS, the Board, in connection with the Portfolio Changes, also approved a Subadvisory Agreement (the “Subadvisory Agreement”) by and between SunAmerica and BlackRock Investment Management, LLC (the “Subadviser” or “BlackRock”) at the Board Meeting, pursuant to which BlackRock will serve as subadviser to the Portfolio (the “Subadviser Change”); and

WHEREAS, the Adviser will pay the Subadviser, as compensation for services provided to the Portfolio, a subadvisory fee at the annual rates set forth in the Subadvisory Agreement (the “Subadvisory Fee”); and

WHEREAS, pursuant to a Subadvisory Fee Waiver Agreement, as may be amended from time to time (the “BlackRock iShares Waiver”), BlackRock has contractually agreed to waive its Subadvisory Fee in an amount equal to the “acquired fund fees and expenses,” as calculated in accordance with the requirements of the registration statement form applicable to the Portfolio, incurred in connection with its investments in exchange-traded funds that are advised or sponsored by BlackRock or its “affiliated persons,” as defined in Section 2(a)(3) of the Investment Company Act of 1940, as amended (the “iShares Funds”); and

WHEREAS, the Adviser has agreed to waive its fees under the Advisory Agreement, in the amounts set forth herein.

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.

The Adviser agrees to waive its Management Fee under the Advisory Agreement in an amount equal to the BlackRock iShares Waiver in order to pass the benefit of such waiver onto the Portfolio in connection with its investments in the iShares Funds (the “iShares Waiver”).

2.

The Adviser agrees to waive its Management Fee under the Advisory Agreement so that the Management Fee rate set forth on Schedule A of the Advisory Agreement is reduced from the current rate of 1.00% on the first $200 million, 0.875% on the next $300 million and 0.80% thereafter to 0.80% on the first $100 million, 0.77% on the next $400 million, 0.75% on the next $500 million and 0.72% thereafter (the “Advisory Fee Waiver,” and together with the iShares Waiver, the “Multi-Asset Fee Waivers”).

3.

The Multi-Asset Fee Waivers shall be effective as of the effective date of the Subadvisory Agreement. The iShares Waiver shall continue in effect so long as the BlackRock iShares Waiver is in effect. The Advisory Fee Waiver shall continue in effect through April 30, 2016. Upon termination of the Advisory Agreement with respect to the Portfolio, this Fee Waiver Agreement shall automatically terminate.

4.	This Fee Waiver Agreement shall be constructed in accordance with the laws of the State of New York.

5.	This Fee Waiver Agreement may be amended by mutual consent of the parties hereto in writing.

6.

The Declaration of Trust establishing the Trust, dated as of August 26, 1983, as amended and restated as of September 27, 2011, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name “Anchor Series Trust” refers to the Trustees under the Declaration collectively as trustees, but not as individuals or personally, and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust, but the “Trust Property” only shall be liable.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Fee Waiver Agreement as of the date first above written.

SUNAMERICA ASSET MANAGEMENT, LLC

By: /s/ Peter A. Harbeck
Name: Peter A. Harbeck
Title: President and Chief Executive Officer

ANCHOR SERIES TRUST, on behalf of
SA BlackRock Multi-Asset Income Portfolio, a series thereof

By: /s/ John T. Genoy
Name: John T. Genoy
Title: President